[SIEMENS LOGO]                                               Press Presse Prensa





                                                 Information and
                                                 Communication Networks

                                                 For the business press
                                                 Munich/Dallas, 22 February 2001

Siemens to acquire global DSL leader Efficient Networks, Inc. for $1.5 billion

Major step for Information and Communication Networks Group within its strategy to become a leading company in DSL Broadband Access worldwide


Siemens Information and Communication Networks Group (ICN) will strengthen its position in the digital subscriber line (DSL) broadband access market through the acquisition of Efficient Networks, Inc. (Nasdaq: EFNT). Siemens and Efficient Networks today announced that they have entered into a definitive merger agreement, subject to regulatory clearances and approvals. Pursuant to this agreement Siemens will commence a cash tender offer for all of Efficient Networks' shares, for $23.50 per share or a total fully diluted consideration of approximately $1.5 billion. Efficient Networks is a global leader in DSL customer premises equipment (CPE) for the broadband access market. With this important acquisition Siemens ICN enhances its position as one of the top worldwide broadband access equipment suppliers.


Efficient Networks posted revenues of $394 million for calendar year 2000. Efficient Networks' DSL CPE enables communication service providers to offer broadband access services to small and medium-size businesses, branch offices of large corporations and residential customers. Efficient Networks' product line includes DSL modems, routers, integrated access devices (IADs) supporting voice and data services, as well as

                                                                             1/4
Siemens AG                                Reference Number: ICN 2001 02.043 e
Corporate Communications                  Press Office
Press Office                              Information and Communication Networks
Peter Gottal                              Andreas Fischer
Tel. +49 89 636 33645; Fax: -32825        Tel.: +49 89 722 33988; Fax: -23855
E-mail: peter.gottal@cc.siemens.de        E-mail: andreas.fischer@icn.siemens.de
management systems and software. The transaction will enable Siemens and Efficient Networks to offer innovative DSL solutions to the market more quickly by leveraging their complementary technologies.


Today, Siemens is already a leading equipment provider in the DSL market focusing on DSLAM (Digital Subscriber Line Access Multiplexer) technology for service providers. With the acquisition of Efficient Networks, Siemens now extends its broadband access portfolio with leading enterprise and end-user equipment from Efficient Networks. Roland Koch, President of Siemens' ICN Group and member of the Management Board of Siemens commented: "This acquisition is a major step in our 4P-strategy to strengthen our portfolio, to optimize processes, to energize people and to increase our profitability. With our focus on broadband access solutions, we can now offer our customers a comprehensive range of end-to-end solutions. This milestone dramatically supports our goal in this rapidly growing market segment, to be among the top three global suppliers in three years."


Efficient Networks' founder and Chairman of the Board, Mark A. Floyd said: "This transaction reinforces our commitment to driving the adoption of broadband networks and services. We continue to believe that the DSL market represents an enormous growth opportunity. The combination with Siemens ICN - with representation in over 160 countries - will allow us to further accelerate the growth of our combined broadband business." Mark Floyd will become President of ICN's Access Solutions division and will have worldwide responsibility for this business. Efficient Networks' management team will continue to manage all of Efficient Networks' activities within the Access Solutions division at Siemens ICN.


The Management Board of Siemens and the Board of Directors of Efficient Networks have approved the Merger Agreement. The transaction is conditional upon, inter alia, a majority of Efficient Networks' shares being tendered and not withdrawn and the receipt of required regulatory approvals and clearances. Once regulatory approvals and clearances are

                                                                             2/4
Siemens AG                                Reference Number: ICN 2001 02.043 e
Corporate Communications                  Press Office
Press Office                              Information and Communication Networks
Peter Gottal                              Andreas Fischer
Tel. +49 89 636 33645; Fax: -32825        Tel.: +49 89 722 33988; Fax: -23855
E-mail: peter.gottal@cc.siemens.de        E-mail: andreas.fischer@icn.siemens.de
received, it is anticipated that the acquisition of Efficient Networks will be completed in the shortest possible timeframe.


Efficient Networks also announced today that it has been selected by SBC Communications, Inc. as its provider of external Ethernet-attached DSL modems. The agreement between Efficient Networks and SBC covers a one-year period with two discretionary one-year extensions. Efficient Networks has been supplying DSL modems to SBC since its initial agreement in October 1999.



Introduction to the DSL Technology

DSL technology uses the existing copper telephone wire infrastructure to transmit high volumes of data, voice and video at high speeds. DSL provides always-on Internet access without the need for dialing in. The telephone uses only part of the frequency available on these copper lines; DSL increases their capacity by splitting the line - using the higher frequencies for data, the lower for voice and fax - by attaching special equipment to both ends of the line. DSLAM equipment installed at the supplier's end consolidates traffic from individual DSL connections into backbone networks connecting to ISPs or corporate networks. CPE is installed at the customer's end. It can take various forms, including single-user modems, multi-user modems and routers, which typically have more features, as well as IADs which can deliver both data and voice services.



With the aggressive roll-out of DSL services worldwide, there is significant potential for continued growth of the DSL market in the coming years. Market research indicates that worldwide annual shipments of DSL CPE will have increased to more than 50 million units in 2005.

                                                                             3/4
Siemens AG                                Reference Number: ICN 2001 02.043 e
Corporate Communications                  Press Office
Press Office                              Information and Communication Networks
Peter Gottal                              Andreas Fischer
Tel. +49 89 636 33645; Fax: -32825        Tel.: +49 89 722 33988; Fax: -23855
E-mail: peter.gottal@cc.siemens.de        E-mail: andreas.fischer@icn.siemens.de

Efficient Networks

Efficient Networks, based in Dallas, Texas, USA, is a leading independent developer and supplier of high-speed DSL CPE. Efficient Networks has approximately 600 employees. Efficient Networks' customers include network service providers, network equipment vendors and carrier-aligned distributors. Significant customers for the calendar year 2000 include: AOL, Bell South, Hanaro Telecom, SBC Communications, Singapore Telecom, Sprint, TeleDanmark, Telefonica and Worldcom.

Efficient Networks reported sales of $102.5 million in the quarter ended December 31, 2000. Losses before interest, tax and amortization were $8.6 million for the period. As of December 31, 2000, Efficient Networks had total stockholders' equity of $987.9 million, cash and short-term investments of $436.4 million and convertible subordinated notes of $400.0 million.



Siemens Information and Communication Networks Group


Siemens Information and Communication Networks Group (ICN) is a leading provider of integrated voice and data networks for enterprises, carriers and service providers. Its comprehensive portfolio comprises, in particular, IP-based convergence solutions, and a full range of products for broadband access, optical transport networks, as well as the integration, services and applications business. The Siemens Group provides complete solutions from a single source for the infrastructure of the Next Generation Internet, a prerequisite for mobile business. In fiscal year 2000 (year-end 30 September
2000) ICN posted sales of 11.4 billion Euro, and earnings before interest and taxes (EBIT) of 692 million Euro. ICN employs 53,000 people worldwide.

Further information about ICN is available at:
http://www.ic.siemens.com/networks
----------------------------------






Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in the press release, when they become available, because they will contain important information. The tender offer statement will be filed by Siemens with the Securities and Exchange Commission (SEC). The solicitation/recommendation statement will be filed by Efficient Networks with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Siemens and Efficient Networks at the SEC's web site at www.sec.gov.



                                                                             4/4
Siemens AG                                Reference Number: ICN 2001 02.043 e
Corporate Communications                  Press Office
Press Office                              Information and Communication Networks
Peter Gottal                              Andreas Fischer
Tel. +49 89 636 33645; Fax: -32825        Tel.: +49 89 722 33988; Fax: -23855
E-mail: peter.gottal@cc.siemens.de        E-mail: andreas.fischer@icn.siemens.de